                                                                    EXHIBIT 2.26



================================================================================



                           ASSET PURCHASE AGREEMENT

                                by and between

                         BEASLEY FM ACQUISITION CORP.,

                       WDAS LICENSE LIMITED PARTNERSHIP,

                                      and

                  EVERGREEN MEDIA CORPORATION OF LOS ANGELES


                        Dated as of September 19, 1996


================================================================================

                               TABLE OF CONTENTS
                               -----------------

                                                                        Page
                                                                        ----

1.  Sale and Purchase...................................................   1

    1.1  Assets to be Conveyed..........................................   1
    1.2  Absence of Liens...............................................   3
    1.3  Excluded Assets................................................   3
    1.4  Assumption of Liabilities......................................   3
    1.5  Like-Kind Exchange.............................................   3

2.  Purchase Price......................................................   4

    2.1. Payment........................................................   4
    2.2. Allocation.....................................................   4

3.  Escrow Arrangements.................................................   4

    3.1  Letter of Credit...............................................   4
    3.2  Liquidated Damages.............................................   4
    3.3. Return of Letter of Credit.....................................   5

4.  Closing.............................................................   5
    4.1  Closing Deliveries.............................................   5
    4.2  Accounts Receivable............................................   6
    4.3  Prorations.....................................................   7
    4.4  Further Assurances.............................................   8

5.  Representations and Warranties of Beasley...........................   8

    5.1  Organization; Good Standing....................................   9
    5.2  Authority......................................................   9
    5.3  No Breach or Violation.........................................   9
    5.4  Approvals......................................................  10
    5.5  No Litigation..................................................  10
    5.6  Brokerage......................................................  10
    5.7  Title to and Condition of Tangible Personal Property...........  10
    5.8  Title to and Condition of Real Property........................  11
    5.9  Environmental Matters..........................................  11
    5.10 Assumed Contracts..............................................  12
    5.11 Personnel......................................................  12
    5.12 Labor Relations................................................  14
    5.13 Licenses.......................................................  14
    5.14 Intangible Assets..............................................  14
    5.15 Compliance with Law............................................  14

    5.16 FCC Compliance; Pending Applications...........................  15
    5.17 Financial Statement............................................  15
    5.18 Conduct of Business in Ordinary Course.........................  15
    5.19 Taxes..........................................................  16
    5.20 Insurance......................................................  16
    5.21 Bulk Sales.....................................................  16
    5.22 Accuracy of Information Furnished..............................  16
    5.23 Definition of Knowledge........................................  16

6.  Representations and Warranties of Evergreen.........................  16

    6.1  Organization; Good Standing....................................  16
    6.2  Authority......................................................  17
    6.3  No Breach or Violation.........................................  17
    6.4  Approvals......................................................  17
    6.5  No Litigation..................................................  17
    6.6  Brokerage......................................................  18
    6.7  FCC Qualifications.............................................  18
    6.8  Accuracy of Information Furnished..............................  18
    6.9  Definition of Knowledge........................................  18

7.  Covenants of the Parties............................................  18

    7.1  FCC Application; Divestiture Commitment........................  18
    7.2  Conduct of Business............................................  19
    7.3  No Solicitation Of Third Parties or Employees..................  21
    7.4  Access; Confidentiality; Publicity.............................  21
    7.5  Inconsistent Actions...........................................  22
    7.7  Control of the Stations........................................  22
    7.8  Risk of Loss...................................................  22
    7.9  Third Party Consents...........................................  23
    7.10 Title Insurance and Surveys....................................  23
    7.11 Employee Matters...............................................  25
    7.12 Compliance With HSR Act........................................  26

8.  Conditions to Evergreen's Obligations...............................  26

    8.1  Representations, Warranties and Covenants......................  26
    8.2  FCC Consent....................................................  27
    8.3  HSR Act........................................................  27
    8.4  Injunctions....................................................  27
    8.5  No Material Adverse Change.....................................  27
    8.6  Consents.......................................................  27

    8.7  Resolutions....................................................  27
    8.8  Closing Documents..............................................  27
    8.9  Opinion of Counsel to Beasley..................................  28

9.  Conditions to Beasley's Obligations.................................  28

    9.1  Representations, Warranties and Covenants......................  28
    9.2  FCC Consent....................................................  28
    9.3  HSR Act........................................................  28
    9.4  Injunctions....................................................  28
    9.5  Resolutions....................................................  28
    9.6  Closing Documents..............................................  28
    9.7  Opinion of Counsel to Evergreen................................  28
    9.8  Payment........................................................  29

10. Termination; Opportunity to Cure....................................  29

    10.1 Termination....................................................  29
    10.2 Opportunity to Cure............................................  29

11. Survival of Representations and Warranties;
    Indemnification; and Remedies.......................................  29

    11.1 Survival.......................................................  29
    11.2 Indemnification by Beasley.....................................  30
    11.3 lndemnification by Evergreen...................................  30
    11.4 Procedure for Indemnification..................................  31
    11.5 Liquidated Damages.............................................  32
    11.6 Specific Performance...........................................  32

12. Expenses............................................................  32
13. Sales Taxes.........................................................  33
14. Benefit of Agreement; Assignment....................................  33
15. Notices.............................................................  33
16. Entire Agreement....................................................  34
17. Exhibit.............................................................  34
18. Amendment; Waiver...................................................  34
19. Governing Law.......................................................  34
20. Severability........................................................  34
21. Attorney's Fees.....................................................  34
22. Counterparts........................................................  34

EXHIBITS

Exhibit I       Form of Letter of Credit
Exhibit II      Form of Escrow Agreement
Exhibit III     Form of Opinion of Leventhal, Senter & Lerman
Exhibit IV      Form of Opinion of Latham & Watkins


                              DISCLOSURE SCHEDULES

BEASLEY'S SCHEDULES

Schedule 1.1    Tangible Personal Property
Schedule 1.2    Real Property
Schedule 1.3    Assumed Contracts
Schedule 1.4    Licenses
Schedule 1.5    Intangible Assets
Schedule 1.7    Excluded Assets
Schedule 5.3    Beasley Consents
Schedule 5.5    Litigation
Schedule 5.7    Title to and Condition of Tangible Personal Property
Schedule 5.8    Title to and Condition of Real Property
Schedule 5.9    Environmental Matters
Schedule 5.11   Personnel, Employee Plans and Compensation Arrangements
Schedule 5.16   FCC Compliance; Pending Applications
Schedule 5.17   Financial Statements
Schedule 7.2    Pending and Permitted Additional Contracts


EVERGREEN'S SCHEDULES

Schedule 6.3    Evergreen Consents
Schedule 6.5    Litigation
Schedule 6.7    FCC Qualifications


SCHEDULES APPLICABLE TO BOTH PARTIES

Schedule 7.3    Solicitation of Employees
Schedule 7.11   Employee Matters

                           ASSET PURCHASE AGREEMENT
                           ------------------------


     This ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of this 19th day of September 1996, by and between BEASLEY FM ACQUISITION CORP., a Delaware corporation ("BFAC"), WDAS LICENSE LIMITED PARTNERSHIP, a Delaware limited partnership ("Beasley License Co.," together with BFAC, "Beasley"), and EVERGREEN MEDIA CORPORATION OF LOS ANGELES, a Delaware corporation ("Evergreen").

     Beasley is the owner, operator and licensee of radio stations
WDAS(AM), 1480 KHz, and WDAS-FM, 105.3 MHz, Philadelphia, Pennsylvania (the "Stations"), pursuant to certain licenses and authorizations issued by the
Federal Communications Commission (the "FCC").   Beasley desires to sell and
Evergreen desires to purchase certain property and assets used in the operations of the Stations. The prior consent of the FCC to the assignment of the licenses and authorizations issued by the FCC for the Stations is required. It is intended that if such consent is obtained, the transactions contemplated by this Agreement will be consummated subject to all of the other terms and conditions of this Agreement.

     Accordingly, in consideration of the mutual promises herein set forth and subject to the terms and conditions hereof, the parties agree as follows:

     1.  SALE AND PURCHASE.

         1.1  ASSETS TO BE CONVEYED.

         At the Closing (as defined in SECTION 4), Beasley shall transfer, assign, convey and deliver to Evergreen (or in the case of certain Real Property described in Schedule 1.2, cause George G. Beasley to transfer, assign, convey
             ------------
and deliver), and Evergreen shall accept and acquire from Beasley, all of Beasley's right, title and interest in and to the following:

         (a) all of the tangible personal property used or held for use by Beasley in the operation of the Stations, including the tangible personal property listed on Schedule 1.1, together with any replacements thereof or
                        ------------
     additions thereto made between the date of this Agreement and the Closing Date (the "Tangible Personal Property");

         (b) all files (excluding personnel files for employees, confidential correspondence files of station management, the general ledger, tax records, books and records related solely to internal corporate matters and copies of all books and records that Beasley is required by law to retain (provided, that Evergreen shall be permitted to retain such copies of the files for any Transferred Employee as necessary to comply with the provisions of SECTION 7.11 and of the general ledger and tax records as necessary)), technical records, logs, program materials, programs, lists, music libraries, public inspection files that relate to the Stations and all proprietary information and data, maps, plans, diagrams, blueprints, schematics and technical drawings, engineering records, and

     FCC applications and filings maintained with respect to the Stations pursuant to the rules and regulations of the FCC (the "Records");

         (c) the real property and interests in real property, including fee estates, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, and rights of way, and all buildings and other improvements thereon, used in the business or operations of the Stations, as listed on Schedule 1.2, together with any replacements thereof and any additions thereto made between the date of this Agreement and the Closing Date (the "Real Property");

         (d) the following contracts, leases, employment contracts and other agreements that relate to the Assets (as defined below) or the operation of the Stations (collectively, the "Assumed Contracts"):

             (i) the contracts, leases, employment and other agreements listed on Schedule 1.3 (as updated pursuant to SECTION 7.13;

             (ii) all contracts or commitments for the sale of time on the Stations for cash at prevailing rates entered into in the ordinary course of business;

             (iii) additional contracts or commitments neither listed on
         Schedule 1.3 nor otherwise described in this SECTION 1.1(D) that have been entered into in the ordinary course of business and involve less than $25,000 per year in any individual instance and less than $300,000 in the aggregate; and

             (iv) contracts or commitments for the sale of advertising time on the Stations in exchange for goods and services ("Trade Agreements") not listed on Schedule 1.3 that involve commitments to provide air time having a value of lessthan $25,000 in any individual instance and $100,000 in the aggregate;

         (e) the licenses, permits, authorizations and call letters, qualifications, orders, franchises, certificates, consents and approvals issued to Beasley by any governmental or regulatory agency or authority, whether Federal, state or local, and used in connection with the operation of the Stations, including the licenses and authorizations issued by the FCC for the Stations (the "FCC Licenses"), and all applications for such licenses and authorizations to the extent assignable (the "Applications"), all of which are set forth on Schedule 1.4 (collectively, the "Licenses");
                                   ------------
     and

         (f) the patents, patent applications, trademarks, trade names, service marks, and copyright registrations or copyright applications and any other intangible assets used in connection with the Stations, including but not limited to those set forth on Schedule 1.5 (the "Intangible Assets", and
                                   ------------
     together with the Tangible Personal Property, the Records, the Real Property, the Assumed Contracts, and the Licenses, the "Assets").

         1.2  ABSENCE OF LIENS.   The Assets shall be delivered free and clear
of all liens, mortgages, pledges, covenants, security interests, charges, claims or encumbrances of any kind whatsoever ("Liens"), except for (i) Liens for current taxes not yet due or payable or the validity of which are being contested in good faith in and appropriate proceedings not to exceed $150,000 in the aggregate, (ii) Liens which constitute valid leases or subleases to third parties with respect to property not used in the operation of the Stations, which such lease or sublease is included in the Assets, (iii) Liens and defects in title that are not material to the owner or the lessee, as the case may be, and (iv) Liens under Assumed Contracts listed on Schedule 1.3 to be assumed by
                                                 ------------
Evergreen at the Closing, and (v) Liens disclosed on Schedule 5.8.   Liens
                                                     ------------
disclosed in clauses (i) - (iv) above, together with Liens securing indebtedness that will be removed prior to or at the Closing, are hereafter referred to as "Permitted Liens."

         1.3 EXCLUDED ASSETS. The Assets shall include all assets used or held for use in the operation of the Stations by Beasley or any affiliated entity, except the parties agree and acknowledge that the Assets shall not include the (a) accounts receivable for cash for services performed or provided by Beasley prior to the Closing Date (the "Accounts Receivable") and (b) the assets set forth on Schedule 1.7.
                    ------------

         1.4 ASSUMPTION OF LIABILITIES. Evergreen shall assume all of Beasley's obligations under the Assumed Contracts accruing or coming due on or after the Closing Date. Except as otherwise expressly provided in this Agreement, Evergreen shall not assume or become obligated to perform any debt, liability or obligation of Beasley whatsoever, including (a) any obligations or liabilities under any contract, lease or agreement other than the Assumed Contracts as provided above; (b) any obligations coming due on or prior to the Closing Date; (c) any claims or pending litigation or proceedings relating to the operation of the Stations prior to the Closing Date; (d) any insurance policies of Beasley; (e) any obligations or liabilities arising under capitalized leases or other financing agreements, except as set forth on
Schedule 1.3; (f) any obligations or liabilities of Beasley under any employee
- ------------
pension, retirement, health and welfare or other benefit plans or collective bargaining agreements, except as provided in SECTION 7.11; (g) any obligation to any employee of the Stations for severance benefits, vacation time, or sick leave, except as provided in SECTION 7.11; (h) any liability for any taxes attributable to the Assets or the operations of the Stations prior to the Closing Date; or (i) any obligations or liabilities caused by, arising out of, or resulting from any action or omission of Beasley prior to the Closing. All such obligations and liabilities shall remain and be the obligations and liabilities solely of Beasley.

         1.5  LIKE-KIND EXCHANGE.   Beasley may at any time at or prior to
Closing assign its rights under this Agreement to a "qualified intermediary" as defined in Treas. Reg. (S) 1.1031(k) - 1(g)(4), subject to all of Evergreen's rights and obligations hereunder, in which event Beasley shall promptly provide written notice of such assignment to Evergreen. Evergreen shall cooperate with all reasonable requests of Beasley and such qualified intermediary in arranging and effecting the exchange as one which qualifies under Section 1031 of the Internal Revenue Code of 1986, as amended (the "Code"). Without limiting the generality of the foregoing,

Evergreen shall promptly provide Beasley with written acknowledgment of receipt of such notice of assignment to the qualified intermediary.

     2.  PURCHASE PRICE.

         2.1. PAYMENT. At the Closing, Evergreen shall pay Beasley, or as provided in SECTION 1.5, the qualified intermediary, by federal wire transfer of immediately available funds pursuant to wire transfer instructions to be delivered by Beasley to Evergreen at least two (2) days prior to the Closing, the sum of One Hundred Three Million Dollars ($103,000,000), subject to adjustment pursuant to SECTION 4.3 (the "Purchase Price").

         2.2. ALLOCATION. Of the Purchase Price, $3,000,000 shall be allocated to the Real Property to be conveyed by George G. Beasley. As to the allocation of the balance of the Purchase Price, Evergreen and Beasley agree that they shall cause the aggregate fair market value of the Stations to be appraised by the appraisal firm of Bond & Pecaro, the expenses of which shall be borne equally by Buyer and Seller. Each of Beasley and Evergreen shall deliver to the other a draft of IRS Form 8594 reflecting the information required by
Section 1060 of the Code and the regulations thereunder (excluding any information required to be excluded by Treas. Reg. (S) 1.1060 - 1T(b)(4)) for review and approval, which approval shall not be unreasonably withheld, by the date which is the earlier of 60 days after Closing or 60 days prior to the earlier of the dates by which either Evergreen or Beasley must file its federal income tax return for the taxable year in which the Closing occurs (taking into account permissible extensions). Buyer and Seller shall each file with their respective federal income tax returns for the tax year in which the Closing occurs, IRS Form 8594 containing the information agreed upon under the procedure outlined above. Except as otherwise required by law or any taxing authority, each of Buyer and Seller shall report, or cause to be reported, the transactions contemplated hereby for income tax purposes (including but not limited to, on their respective income tax returns, before any governmental agency charged with the collection of income tax in a manner consistent with the information agreed upon pursuant to this section and contained in the relevant IRS Form 8594. Notwithstanding any other provision of this Agreement, the provisions of this
SECTION 2.2 shall survive the Closing without limitation.

     3.  ESCROW ARRANGEMENTS.

         3.1 LETTER OF CREDIT. Simultaneous with the execution of this Agreement, Evergreen is delivering to Star Media Group, Inc. (the "Escrow Agent") an irrevocable letter of credit substantially in the form of Exhibit I
                                                                     ---------
in the amount of $5,000,000 (the "Letter of Credit"). The Letter of Credit shall be held by the Escrow Agent pursuant to an escrow agreement in the form of
Exhibit II (the "Escrow Agreement"), which is being executed simultaneously with
- ----------
the execution of this Agreement, and subject to the provisions of SECTIONS 3.2 and 3.3.

         3.2  LIQUIDATED DAMAGES.   If the sale and purchase provided for in
this Agreement is not consummated as a result of a material breach by Evergreen of any of its obligations under this Agreement and Beasley shall not be in breach of any of its material obligations under this Agreement, Beasley shall be entitled to cause the Escrow Agent to deliver the Escrow Deposit as defined in the Escrow Agreement and to draw upon the Letter of Credit and to retain the proceeds thereof as liquidated damages for such material breach by Evergreen, in full settlement of any damages of any nature or kind that Beasley may suffer or allege to have suffered as a result of any such breach by Evergreen. The receipt by Beasley of the proceeds of the Letter of Credit shall be Beasley's sole and exclusive remedy in the event of any such breach by Evergreen.

         3.3. RETURN OF LETTER OF CREDIT. If the sale and purchase provided for in this Agreement is either (a) consummated or (b) not consummated for any reason other than as set forth in SECTION 3.2, Beasley shall not be entitled to the proceeds of the Letter of Credit and, either at the Closing or promptly after the termination of this Agreement (as the case may be), the Letter of Credit or the proceeds of the Letter of Credit shall be returned by the Escrow Agent to Evergreen as provided in the Escrow Agreement.

     4. CLOSING. The closing of the transactions contemplated hereby (the "Closing") will take place at 10:00 a.m., local time, at the offices of Latham & Watkins, 1001 Pennsylvania Avenue, N.W., Suite 1300, Washington, D.C. 20004, on the fifth (5th) business day following the date that the conditions set forth in
SECTION 8.2 and 9.2 (FCC Consent) and SECTIONS 8.3 and 9.3 (HSR Act) are satisfied or waived by the party entitled to waive such condition, or at such other time (in either event, the "Closing Date") as shall be agreed upon in writing by Beasley and Evergreen.

         4.1  CLOSING DELIVERIES.  At the Closing:

         (a) Beasley shall execute and deliver to Evergreen a Bill of Sale in form and substance reasonably acceptable to Evergreen, pursuant to which Beasley shall convey to Evergreen good and marketable title to the Tangible Personal Property;

         (b) Beasley shall execute and deliver, and shall cause George G. Beasley to execute and deliver, to Evergreen deeds and such other transfer documents in form and substance reasonably acceptable to Evergreen pursuant to which Beasley and George G. Beasley shall convey to Evergreen good and marketable title to the Real Property;

         (c) The parties shall execute and deliver to each other an Assignment and Assumption of Assumed Contracts in form and substance reasonably acceptable to the parties, pursuant to which Beasley shall assign to Evergreen, and Evergreen shall accept assignment of, all of Beasley's rights and privileges and assume all obligations of Beasley under the Assumed Contracts, insofar as they accrue or come due on or after the Closing Date;

         (d) The parties shall execute and deliver to each other an Assignment of Licenses and Permits in form and substance reasonably acceptable to the parties pursuant to which Beasley shall assign to Evergreen, and Evergreen shall accept assignment of, all of Beasley's right, title and interest in and to the Licenses;

         (e) Beasley shall execute and deliver to Evergreen an Assignment of Intangibles in form and substance reasonably acceptable to Evergreen, pursuant to which Beasley shall assign to Evergreen all of Beasley's right, title and interest in and to the Intangible Assets; and

         (f) Beasley shall deliver to Evergreen Uniform Commercial Code ("UCC") lien searches from Montgomery and Philadelphia Counties, Pennsylvania, and the Pennsylvania Secretary of State dated as of a date not more than fifteen (15) days prior to the Closing Date and showing no UCC, judgment, tax or other lien filings against the Assets, other than security interests or other filings which will be released at Closing and other Permitted Liens.

         4.2  ACCOUNTS RECEIVABLE.

         (a) At the Closing, Beasley will assign the Accounts Receivable to Evergreen for purposes of collection only. Within ten (10) business days after the Closing Date, Beasley shall deliver to Evergreen a complete and detailed statement of each Accounts Receivable (the "Receivable Statement"). The Receivable Statement will show all commissions owing with respect to such receivables, if any.

         (b) For a period of 120 days following the Closing Date (the "Collection Period"), Evergreen will collect the Accounts Receivable, in the same manner and with the same diligence Evergreen uses to collect its own accounts receivable; provided, however, that Evergreen shall not be obligated to institute litigation, employ any collection agency, legal counsel or other third party, or take any other extraordinary means of collection. In its collection efforts, Evergreen shall not be liable to Beasley except for willful malfeasance or gross negligence. During the Collection Period, Beasley will not solicit or institute litigation for the collection of the Accounts Receivable, except with respect to Accounts Receivable reassigned to Beasley for collection as set forth below.

         (c) Evergreen shall promptly deposit (but in no event more than three
(3) business days after receipt) all collections received by Evergreen on account of the Accounts Receivable into a bank account designated by Beasley, and Evergreen shall each deliver a weekly accounting of such collections and
deposits to Beasley.   Evergreen may deduct from such collections any commission
which may be due with respect to the collected receivable (as indicated on the Receivable Statement) and, if so, shall promptly notify Beasley of the deduction and remit such commission to the appropriate person. In the event that Beasley is entitled to a refund of any commission paid with respect to the Accounts Receivable, Evergreen shall use its reasonable efforts (consistent with the practices of Beasley at the Stations prior to the Closing) to obtain and promptly remit such refund. All amounts received by Evergreen from account debtors included among the Accounts Receivable shall be applied first to such Accounts

Receivable, unless the account debtor specifically and in good faith disputes an Account Receivable and instructs that the payment be otherwise applied. If during the Collection Period an account debtor disputes an account included among the Accounts Receivable, Beasley may request Evergreen to reassign that account to Beasley for collection. At the conclusion of the Collection Period, Evergreen shall reassign to Beasley any remaining uncollected Accounts Receivable, and thereafter Evergreen shall have no further obligation to the other with respect to such Accounts Receivable.

         4.3  PRORATIONS.

         (a) Except as otherwise provided herein, all income and expenses arising from the conduct of the business and operations of the Stations shall be prorated between Beasley and Evergreen in accordance with generally accepted accounting principles as of 12:01 a.m. on the Closing Date. Such prorations shall include, without limitation, music and other license fees, wages, salaries and accrued but unused vacation of Transferred Employees in accordance with
SECTION 7.11 (including accruals up to the Closing Date for bonuses, commissions and related payroll taxes), deposits, liabilities and obligations under the Assumed Contracts, all ad valorem and applicable property taxes (but excluding sales taxes covered by SECTION 13 of this Agreement), business and license fees, annual FCC regulatory fees, power and utility expenses, rents (excluding amounts paid as capital expenditures in connection with real property, whether leased or owned), and similar prepaid and deferred items attributable to the ownership and operation of the Stations. Trade Agreements shall be prorated to the extent provided in SECTION 4.3(E).

         (b) Beasley shall provide Evergreen with a list of all known proratable items and payables for the Stations at least five (5) days before the Closing Date, and, to the extent practicable, the Purchase Price shall be adjusted at the Closing to reflect the prorations contemplated by this Section. To the extent not made at the Closing, such prorations shall be made in accordance with the procedures set forth in SECTION 4.3(C).

         (c) Within ninety (90) days of the Closing Date, Evergreen shall deliver to Beasley a schedule of its proposed prorations (which shall set forth in reasonable detail the basis for those determinations) (the "Proration Schedule"). The Proration Schedule shall be conclusive and binding upon Beasley unless Beasley provides Evergreen with a written notice of objection (the "Notice of Disagreement") within thirty (30) days after Beasley's receipt of the Proration Schedule, which notice shall state the prorations proposed by Beasley ("Beasley's Proration Amount"). Evergreen shall have fifteen (15) days from receipt of a Notice of Disagreement to accept or reject Beasley's Proration Amount. If Evergreen rejects Beasley's Proration Amount, and the amount in dispute exceeds Five Thousand Dollars ($5,000), the dispute shall be submitted within ten (10) days to the Philadelphia office of KPMG Peat Marwick (the "Referee") for resolution, such resolution to be made within thirty (30) days after submission to the Referee and to be final, conclusive and binding on Evergreen and Beasley. Beasley and Evergreen agree to share equally the costs and expenses of the Referee, but each party shall bear its own legal and other expenses, if any. If the amount in dispute is equal to or less than Five Thousand Dollars ($5,000), such amount shall be divided equally between Beasley and Evergreen. Payment by Beasley or Evergreen, as the case may be, of the proration amounts determined pursuant to this SECTION 4.3(D) shall be due fifteen (15) days after the last to occur of
(i) Beasley's acceptance of the Proration Schedule or failure to give Evergreen a timely Notice of Disagreement; (ii) Evergreen's acceptance of Beasley's Proration Amount or failure to reject Beasley's Proration Amount within fifteen
(15) days of receipt of a Notice of Disagreement; (iii) Evergreen's rejection of Beasley's Proration Amount in the event the amount in dispute equals or is less than Five Thousand Dollars ($5,000); and (iv) notice to Evergreen and Beasley of the resolution of the disputed amount by the Referee in the event that the amount in dispute exceeds Five Thousand Dollars ($5,000).

         (d) Any payment required by Beasley to Evergreen or by Evergreen to Beasley, as the case may be, under SECTION 4.3(C) shall be paid by wire transfer of immediately available funds to the account of the payee with a financial institution in the United States as designated by Evergreen in the Proration Schedule or by Beasley in the Notice of Disagreement (or by separate notice in the event a Notice of Disagreement is not sent). If either Beasley or Evergreen fails to pay when due any amount under SECTION 4.2(C) or SECTION 4.3(C), interest on such amount will accrue from the date payment was due to the date such payment is made at a per annum rate equal to the "prime rate" as published daily in the Money Rates column of the Wall Street Journal (or the average of
                                       -------------------
such rates if more than one rate is indicated) plus two percent (2%), and such
                                               ----
interest shall be payable upon demand.

         (e) Liabilities and obligations under Trade Agreements shall be prorated in favor of Evergreen only to the extent that the aggregate net liability (determined in accordance with generally accepted accounting principles) for air time under all such agreements as of 12:01 a.m. on the Closing Date exceeds by One Hundred Thousand Dollars ($100,000) the fair market value of the property to be received by Evergreen with respect to the Stations after 12:01 a.m. on the Closing Date under all such agreements. There shall be no proration in favor of Beasley with respect to the Trade Agreements, notwithstanding that the fair market value of the property to be received under such agreements after 12:01 a.m. on the Closing Date exceeds the liability for unperformed time.

         4.4 FURTHER ASSURANCES. At the Closing, and from time to time after the Closing, Beasley will execute and deliver such other instruments of conveyance, assignment, transfer and delivery and will take such other actions as Evergreen reasonably may request in order to more effectively transfer, convey, assign, and deliver to Evergreen, and place Evergreen in possession and control of, any of the Assets.

     5. REPRESENTATIONS AND WARRANTIES OF BEASLEY. Beasley hereby represents and warrants to Evergreen as follows.

         5.1  ORGANIZATION; GOOD STANDING.

         (a) BFAC (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware; (ii) is qualified to do business as a foreign corporation and is in good standing under the laws of the State of Pennsylvania; and (iii) has all requisite corporate power and authority to own and operate the Stations, to carry on its business as now being conducted, to enter into this Agreement and to perform its obligations hereunder.

         (b) Beasley License Co. (i) is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware, and (ii) is qualified to do business and is in good standing under the laws of the State of Pennsylvania.

         5.2  AUTHORITY.   Each of BFAC and Beasley License Co. has the full
right and authority to execute and deliver this Agreement, to perform their obligations hereunder, and to consummate the transactions provided for herein. All required corporate or partnership action with respect to BFAC and Beasley License Co. has been taken to approve this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by BFAC and Beasley License Co. and constitutes the valid and binding obligation of BFAC and Beasley License Co., enforceable against them in accordance with its terms, except as such enforceability may be limited by bankruptcy and similar laws affecting the rights of creditors generally and general principles of equity. Except as expressly provided in this Agreement or any Schedule hereto, the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance by BFAC and Beasley License Co. of this Agreement in accordance with its terms will not require the approval or consent of or notice to any foreign, federal, state, county, local or other governmental or regulatory body.

         5.3  NO BREACH OR VIOLATION.  Except as set forth on Schedule 5.3, the
                                                               ------------
execution and delivery by BFAC and Beasley License Co. of this Agreement, the consummation by BFAC and Beasley License Co. of the transactions contemplated hereby, and compliance by BFAC and Beasley License Co. with the terms hereof, do not and will not:

         (a) violate or result in the breach of or contravene any of the terms, conditions or provisions of, or constitute a default under, BFAC's Certificate of Incorporation or Bylaws or Beasley License Co.'s partnership agreement, or any law, regulation, order, writ, injunction, decree, determination or award of any court, governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator, applicable to them or their assets and properties; or

         (b)  except for those consents listed in Schedule 5.3, result in
                                                  ------------
     prohibited action under any term or provision of, the material breach of any term or provision of, the termination of, or the acceleration or permitting the acceleration of the performance required by the terms of, or constitute a default under or require the consent of any party to, any loan agreement, indenture, mortgage, deed of trust or other contract, agreement or instrument, to which BFAC and Beasley License Co. is a party or by which either is bound; or

         (c)  cause the suspension or revocation of any of the Licenses.

         5.4  APPROVALS.   Except for the consent of the FCC and the expiration
or early termination of the waiting period under the HSR Act (as defined in SECTION 7.12), no authorizations, approvals or consents from any governmental or regulatory authorities or agencies are necessary to permit Beasley to execute and deliver this Agreement and to perform its obligations hereunder.

         5.5  NO LITIGATION.  Except as set forth on Schedule 5.5, there are no
                                                     ------------
actions, suits, investigations or proceedings pending or, to the best of Beasley's knowledge, threatened against or affecting the Assets, in any court or before any arbitrator, or before or by any governmental department, commission, bureau, board, agency or instrumentality, domestic or foreign, which, if adversely determined, would impair or hinder the ability of Beasley to perform its obligations hereunder or would impair the ability or right of Evergreen to operate the Stations after the Closing in the manner heretofore operated by Beasley.

         5.6 BROKERAGE. Beasley has not dealt with any broker or finder in connection with any of the transactions contemplated by this Agreement, and to the best of Beasley's knowledge, no person is entitled to any commission or finder's fee in connection with any of these transactions, except as set forth in SECTION 6.6.

         5.7  TITLE TO AND CONDITION OF TANGIBLE PERSONAL PROPERTY.  Schedule
                                                                     --------
1.1 contains a list of all material items of Tangible Personal Property.  Except
- ---
as specified on Schedule 5.7:
                ------------

         (a) Beasley has good title to the Tangible Personal Property free and clear of all Liens, except for Permitted Liens;

         (b) all of the Tangible Personal Property is in a good state of repair and operating condition subject to normal repair, maintenance and replacement;

         (c) all of the technical equipment included in the Tangible Personal Property complies in all material respects with all applicable FCC rules and regulations, the Communications Act of 1934, as amended (the "Act"), and all other applicable laws, rules, regulations, and ordinances; and

         (d) Beasley owns, directly or indirectly, all assets, properties, rights, franchises, claims and agreements of every kind and description used to conduct the business and operations of the Stations as they are presently conducted.

         5.8  TITLE TO AND CONDITION OF REAL PROPERTY.  Schedule 1.2 lists all
                                                        ------------
of the Real Property used in the operation of the Stations and indicates whether such property is owned or leased. Beasley (or, as indicated on Schedule 1.2,
                                                                ------------
George G. Beasley) has good and marketable title, or valid and subsisting leasehold interests, in and to the Real Property free and clear of all Liens
except for Permitted Liens or except as disclosed on Schedule 5.8.    Except as
                                                     ------------
disclosed on Schedule 5.8, with respect to each leasehold or subleasehold
             ------------
interest included in the Real Property, so long as Beasley fulfills its obligations under the lease therefor, Beasley has enforceable rights to nondisturbance and quiet enjoyment, and no third party holds any interest in the leased premises with the right to foreclose upon Beasley's leasehold or subleasehold interest. Except as disclosed on Schedule 5.8, all improvements on
                                              ------------
the Real Property are in compliance with applicable zoning and land use laws, ordinances and regulations in all respects necessary to conduct the operation of the Stations operating thereon as presently conducted, except for any instances of noncompliance which do not and will not in the aggregate have a material adverse effect on the owner or lessee, as the case may be, of such Real Property. Except as disclosed on Schedule 5.8, all such improvements are in
                                  ------------
good working condition and repair (ordinary wear and tear excepted), are insurable at standard rates, and comply in all material respects with FCC rules and regulations and all other applicable Federal, state and local statutes, ordinances and regulations. Except as disclosed on Schedule 5.8, all of the
                                                    ------------
transmitting towers, ground radials, guy anchors, transmitter buildings and related improvements located on the Real Property are located entirely on the Real Property. Beasley has no knowledge of any pending, threatened or contemplated action to take by eminent domain or otherwise to condemn any part of the Real Property.

          5.9  ENVIRONMENTAL MATTERS.  Except as disclosed on Schedule 5.9, to
                                                              ------------
the best of Beasley's knowledge, all of the Real Property and assets conveyed in this transaction, and any formerly owned or leased real property, is free of any
(a) waste or debris other than routine office waste; (b) reportable quantities under Environmental Laws ("Reportable Quantities") of "hazardous waste" or "hazardous substance" as defined by any currently applicable federal, state or local environmental law (the "Environmental Laws"), including but not limited to the Resource Conservation and Recovery Act as amended from time to time ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time ("CERCLA"), and regulations promulgated thereunder; (c) substances the presence of which is prohibited by any Environmental Law; and (d) Reportable Quantities of materials which, under the Environmental Laws require special handling in collection, storage, treatment or disposal. Except as disclosed on Schedule 5.9, to the best of
                                              ------------
Beasley's knowledge, prior to the Closing Date there has been no release, threatened release, disposal or arrangement for disposal or treatment of any hazardous substance, hazardous waste or material that is regulated under any Environmental Law, as a result of which Beasley has or may become liable to any person, or by reason of which the Real Property and assets conveyed in this transaction, and any formerly owned or leased real property, may suffer or be subjected to any lien. Except as disclosed on Schedule 5.9, to the best of
                                               ------------
Beasley's knowledge, Beasley has not received any notice of alleged actual or potential responsibility for, or any inquiry or investigation regarding, any actual or threatened injury or damage to any person, property, natural resource or the environment arising from or relating to any release, threatened release, disposal or arrangement for disposal or treatment of any hazardous substance, hazardous waste or material that is regulated under any Environmental Laws. Without limiting the generality of the foregoing, except as disclosed on
Schedule 5.9, to the best of Beasley's knowledge, no equipment or installations
- ------------
on the Real Property contain PCBs or asbestos in quantities sufficient to mandate the removal of such PCBs or asbestos in accordance with federal, state or local government environmental standards or to warrant the imposition of any penalty, civil or criminal, against Beasley. True, complete and correct copies of Phase I environmental audits or assessments previously obtained by Beasley with respect to the Real Property have been delivered to Evergreen. Notwithstanding anything in this Agreement to the contrary, Beasley shall have no liability under this Agreement to Evergreen for any matter arising under the Environmental Laws except for breach of the representations set forth in this Section.

         5.10  ASSUMED CONTRACTS.   Schedule 1.3 lists all of the Assumed
                                    ------------
Contracts (including Trade Agreements) in effect as of the date of this Agreement, except for (a) Assumed Contracts for the sale of advertising time for cash at prevailing rates, (b) Assumed Contracts entered into in the ordinary course of business involving less than $25,000 per year in any individual instance and less than $300,000 in the aggregate, and (c) Trade Agreements involving commitments to provide air time having a value of less than $25,000 in any individual instance and $100,000 in the aggregate. Each Assumed Contract is valid and binding (except to the extent that the invalidity or nonbinding nature of any Assumed Contract would not have a material adverse effect on Beasley) and is in full force and effect in accordance with its terms. Beasley has not granted any material waivers of or forebearances under the Assumed Contracts, and, to the best of Beasley's knowledge, no third party is in material default in the performance of any of its obligations under any such Assumed Contract, and no event or circumstance has occurred, which, with the giving of notice or the lapse of time or both, would constitute a material default by Beasley under any Assumed Contract. Except for those consents listed on Schedule 5.3, no
                                                           ------------
consents of any third party are necessary to permit the assignment by Beasley of the Assumed Contracts to Evergreen and such assignment will not affect the validity or enforceability of any such Assumed Contract or cause any material change in the substantive terms thereof.

         5.11  PERSONNEL.

     (a) Schedule 5.11 contains a true and complete list of all employees
         -------------
of the Stations, their job descriptions, dates of hire and salary as of the date of this Agreement. All Employee Plans and Compensation Arrangements (as defined below) are listed in Schedule 5.11, and complete and accurate copies of any such
                     -------------
written Employee Plans and Compensation Arrangements (or related insurance policies) have been furnished to Evergreen, along with copies of any employee handbooks or similar documents describing such Employee Plans and Compensation Arrangements. Schedule 5.11 also includes a description of any unwritten
               -------------
Employee Plans or Compensation Arrangements.

         (b) Each Employee Plan and Compensation Arrangement has been administered in compliance with its own terms and in material compliance with the provisions of the Employee Retirement Income Security Act of 1974, as amended, any successor thereto and any regulations promulgated thereunder ("ERISA"), the Code, the Age Discrimination in Employment Act and any other applicable Federal or state laws. Beasley is not aware of any pending governmental audit or examination of any Employee Plan or Compensation Arrangement or of any facts which would lead it to believe that any such audit or examination is threatened. There exists no action, suit or claim (other than routine claims for benefits) with respect to any Employee Plan or Compensation Arrangement pending or, to the best of Beasley's knowledge, threatened against any of such plans or arrangements, and Beasley possesses no knowledge of any facts which could give rise to any such action, suit or claim.

         (c) Beasley does not contribute to and is not required to contribute to any Multi-Employer Plan with respect to the employees of the Stations, and neither Beasley nor any other trade or business under common control with Beasley (within the meaning of Sections 414(b), (c), (m) or (o) of the Code) has incurred or reasonably expects to incur any "withdrawal liability," as defined under Section 4201 et seq. of ERISA.
                   -- ---

         (d) Except as described in Schedule 5.11, neither Beasley nor any
                                    -------------
other trade or business under common control with Beasley (within the meaning of Sections 414(b), (c), (m) or (o) of the Code) sponsors, maintains or contributes to any Employee Plan or Compensation Arrangement that provides retiree medical or retiree life insurance coverage to employees of Beasley at the Stations upon their retirement.

         (e) Except as described in Schedule 5.11, with respect to each
                                    -------------
Employee Plan and, to the extent applicable, each Compensation Arrangement: (i) each Employee Plan that is intended to be tax-qualified, and each amendment thereto, is the subject of a favorable determination letter, and no plan amendment that is not the subject of a favorable determination letter would affect the validity of an Employee Plan's letter and no event has occurred since the date of such letter which would adversely affect the qualified status of such plan; (ii) no prohibited transaction, within the definition of section 4975 of the Code or Title 1, Part 4 of ERISA, has occurred which would subject Beasley to any liability that could become a liability of Evergreen; and (iii) all contributions, premiums or payments accrued, in whole or in part, under each Employee Plan or Compensation Arrangement or with respect thereto as of the Closing will be paid by Beasley prior to the Closing.

         (f) For purposes of this Section, the following terms shall have the meaning indicated: (i) "Employee Plan" shall mean any pension, profit-sharing, deferred compensation, vacation, bonus, incentive, medical, vision, dental, disability, life insurance or any other employee benefit plan as defined in
Section 3(3) of ERISA to which Beasley or any entity related to Beasley (under the terms of Section 414(b), (c), (m) or (o) of the Code) contributes or which Beasley or any entity related to Beasley (under the terms of Section 414(b), (c), (m) or (o) of the Code) sponsors, maintains or otherwise is bound which provides benefits to persons employed or previously employed at the Stations; (ii) "Compensation Arrangement" shall mean any plan or compensation arrangement other than an Employee Plan, whether written or unwritten, which provides to persons employed or previously employed at the Stations any compensation or other benefits, whether deferred or not, in excess of base salary or wages, including, but not limited to, any bonus or incentive plan, stock rights plan, deferred compensation arrangement, life insurance, stock purchase plan, severance pay plan and any other employee fringe benefit plan; and (iii) "Multi-employer Plan" means a plan, as defined in ERISA
Section 3(37), to which Beasley or any entity related to Beasley (under the terms of Section 414(b), (c), (m) or (o) of the Code) now or at any time contributes or is or was required to contribute.

         5.12 LABOR RELATIONS. Beasley is not a party to or subject to any collective bargaining agreements with respect to the Stations, except as disclosed on Schedule 1.3. Beasley has no written or oral contracts of
             ------------
employment with any employee of the Stations, other than those listed in
Schedule 1.3.  Beasley has complied in all material respects with all laws,
- ------------
rules, and regulations relating to the employment of labor, including those related to wages, hours, collective bargaining, occupational safety, discrimination, and the payment of social security and other payroll related taxes, and it has not received any written notice alleging that it has failed to comply in any material respect with any such laws, rules, or regulations. No controversies, disputes, or proceedings are pending or, to the best of Beasley's knowledge, threatened, between it and any employee (singly or collectively) of the Stations. No labor union or other collective bargaining unit represents or claims to represent any of the employees of the Stations. There is no union campaign being conducted to represent employees of the Stations or to solicit cards from employees to authorize a union to request a National Labor Relations Board certification election with respect to any employees at the Stations.

         5.13  LICENSES.  Schedule 1.4 accurately and completely lists all
                          ------------
material authorizations, licenses, permits and franchises of any private entity or public or governmental body granted or assigned to Beasley with respect to the Stations. All of the Licenses are validly issued and in full force and effect and Beasley has full power and authority to operate the Stations thereunder. Beasley holds all authorizations, licenses, permits and franchises necessary to enable it to conduct its business of operating the Stations in all material respects as presently conducted.

         5.14  INTANGIBLE ASSETS.  Other than as set forth on Schedule 1.5,
                                                              ------------
there are no material patents, patent applications, trademarks, trade names, service marks, copyright registrations or copyright applications licensed or used by or registered in the name of Beasley which apply to the Stations. To the best of its knowledge, Beasley owns all right and interest in, and right and authority to use in connection with the conduct of the business of the Stations as presently conducted, free and clear of all Liens and without infringing on the rights of any party, all of the Intangible Assets. To the best of Beasley's knowledge, there are no outstanding or threatened judicial or adversary proceedings with respect to the Intangible Assets.

         5.15 COMPLIANCE WITH LAWS. Beasley has all licenses, permits or other authorizations of governmental, regulatory or administrative agencies required to conduct its business with respect to the Stations in all material respects as currently conducted. No judgment, decree, order or notice of violation has been issued by any agency or authority which permits, or would permit, revocation, modification or termination of any governmental permit, license or authorization or which results or could result in any material impairment of any rights thereunder. With respect to the Stations, Beasley is in material compliance with all applicable federal, state, local or foreign laws, regulations, statutes, rules, ordinances, directives and orders and any other requirements of any governmental, regulatory or administrative agency or authority or court or other tribunal applicable to it.

         5.16  FCC COMPLIANCE; PENDING APPLICATIONS.   Except as shown on
Schedule 5.16, the Stations have been operated at all times by Beasley in
- -------------
material accordance with the terms of the FCC Licenses, the Act and all applicable rules, regulations and policies of the FCC. Beasley has timely filed or made all applications, reports, and other disclosures required by the FCC to be filed or made with respect to the Stations. The FCC Licenses are valid and in full force and effect. Except as shown on Schedule 5.16, no application,
                                              -------------
action or proceeding is pending for the renewal or modification of any of the FCC Licenses and, to the best of Beasley's knowledge, there is not now issued or outstanding any investigation or material complaint against Beasley at the FCC as of the date of this Agreement relating to the Stations. Except as disclosed on Schedule 5.16, there is no proceeding pending at the FCC, and there is no
   -------------
outstanding notice of violation from the FCC, as of the date of this Agreement relating to the Stations. All fees payable to governmental authorities pursuant to the FCC Licenses, including FCC annual regulatory fees, have been paid and no event has occurred which, individually or in the aggregate, and with or without the giving of notice or the lapse of time or both, would constitute grounds for revocation thereof or would have a material adverse effect on the business or financial condition of the Stations.

         5.17  FINANCIAL STATEMENTS.  Schedule 5.17 contains true and complete
                                      -------------
copies of the unaudited month-to-month statements of income and expenses of the Stations for May through December 1994, January through December 1995, and January through July 1996 (the "Financial Statements"). The Financial Statements were prepared in accordance with the books and records of Beasley in conformity with generally accepted accounting principles consistent with past practices (except for normal year-end adjustments and the absence of footnotes, provided that no such footnote would disclose facts or circumstances that, individually or in the aggregate, would materially alter the results reported in such Financial Statements) and fairly present the results of operations of the Stations for the respective periods covered thereby.

         5.18 CONDUCT OF BUSINESS IN ORDINARY COURSE. Between December 31, 1995 and the date hereof, Beasley has conducted the business and operations of the Stations only in the ordinary course and substantially consistent with past practice and has not:

         (a) suffered any material adverse change in the business, assets, properties, financial condition or prospects of Beasley pertaining to the Stations, including any damage, destruction or loss affecting the Assets; or

         (b) made any sale, assignment, lease or other transfer of any of Beasley's properties used in connection with the Stations other than in the ordinary course of business and consistent with past practices.

         5.19 TAXES. Beasley has filed or caused to be filed all federal income tax or informational returns and all other federal, state, county, local, or city tax or informational returns which are required to be filed, and Beasley has paid or caused to be paid all taxes as shown on those returns or on any tax assessment received by Beasley to the extent that such taxes have become due, or has set aside on its books adequate reserves (segregated to the extent required by generally accepted accounting principles) with respect thereto. There are no governmental investigations or other legal, administrative, or tax proceedings pending, or to the best of Beasley's knowledge, threatened pursuant to which Beasley is or could be made liable for any taxes, penalties, interest, or other charges, the liability for which could extend to Evergreen as transferee of the business of the Stations, and no event has occurred that could impose on Evergreen any transferee liability for any taxes, penalties, or interest due or to become due from Beasley.

         5.20 INSURANCE. The insurable properties relating to the business of the Stations and the conduct of the business of the Stations are, and will be until the Closing Date, in the reasonable judgment of Beasley, adequately insured.

         5.21 BULK SALES. The provisions of the Bulk Sales laws of the State of Pennsylvania do not apply to the transfer of the Assets in accordance with the terms of this Agreement.

         5.22 ACCURACY OF INFORMATION FURNISHED. No statement by Beasley contained in this Agreement or in any Schedule or Exhibit hereto contains any material untrue statement of a material fact.

         5.23  DEFINITION OF KNOWLEDGE.  For the purposes of this Agreement,
"to the best of Beasley's knowledge" or any similar formulation thereof means to the actual knowledge of George G. Beasley, B. Caroline Beasley, Bruce G. Beasley and Brian E. Beasley after due inquiry in the respective areas of their responsibility.

     6. REPRESENTATIONS AND WARRANTIES OF EVERGREEN. Evergreen hereby represents and warrants to Beasley as follows.

         6.1  ORGANIZATION; GOOD STANDING.   Evergreen (a) is a corporation,
duly incorporated, validly existing and in good standing under the laws of the State of Delaware; and (b) on or prior to the Closing Date will be qualified to do business as a foreign corporation under the laws of the State of Pennsylvania.

         6.2 AUTHORITY. Evergreen has the full right and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions provided for herein. All required corporate action with respect to Evergreen has been taken to approve this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Evergreen and constitutes its valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy and similar laws affecting the rights of creditors generally and general principles of equity. Except as expressly provided in this Agreement or any Schedule hereto, the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance by Evergreen of this Agreement in accordance with its terms will not require the approval or consent of or notice to any foreign, federal, state, county, local or other governmental or regulatory body.

         6.3  NO BREACH OR VIOLATION.  Except as set forth on Schedule 6.3,
                                                              ------------
Evergreen's execution and delivery of this Agreement, its consummation of the transactions contemplated hereby, and its compliance with the terms hereof, do not and will not:

         (a) violate or result in the breach of or contravene any of the terms, conditions or provisions of, or constitute a default under, its Certificate of Incorporation or Bylaws, or any law, regulation, order, writ, injunction, decree, determination or award of any court, governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator, applicable to it or its assets and properties; or

         (b) except for those consents listed in Schedule 6.3, result in
                                                 ------------
     prohibited action under any term or provision of, the material breach of any term or provision of, the termination of, or the acceleration or permitting the acceleration of the performance required by the terms of, or constitute a default under or require the consent of any party to, any loan agreement, indenture, mortgage, deed of trust or other contract, agreement or instrument, to which Evergreen is a party or by which it is bound.

         6.4  APPROVALS.   Except for the consent of the FCC and the expiration
or early termination of the waiting period under the HSR Act (as defined in SECTION 7.12), no authorizations, approvals or consents from any governmental or regulatory authorities or agencies are necessary to permit Evergreen to execute and deliver this Agreement and to perform its obligations hereunder.

         6.5  NO LITIGATION.  Except as set forth on Schedule 6.5, there are no
                                                     ------------
actions, suits, investigations or proceedings pending or, to the best of Evergreen's knowledge, threatened against Evergreen, in any court or before any arbitrator, or before or by any governmental department, commission, bureau, board, agency or instrumentality, domestic or foreign, which, if adversely determined, would impair or hinder the ability of Evergreen to perform its obligations hereunder.

         6.6 BROKERAGE. Evergreen has not dealt with any broker or finder in connection with any of the transactions contemplated by this Agreement other than Star Media Group, Inc., and, to the best of Evergreen's knowledge, no other person is entitled to any commission or finder's fee in connection with any of these transactions. Evergreen shall be solely responsible for all amounts due to Star Media Group, Inc., as a result of the transactions contemplated by this Agreement.

         6.7 FCC QUALIFICATIONS. To the best of its knowledge, Evergreen is qualified legally, financially and otherwise to become the assignee of the FCC Licenses, under the Act and the rules and regulations of the FCC as in effect on the date of this Agreement except as set forth on Schedule 6.7.
                                                  ------------

         6.8 ACCURACY OF INFORMATION FURNISHED. No statement by Evergreen contained in this Agreement or in any Schedule or Exhibit hereto contains any material untrue statement of a material fact.

         6.9 DEFINITION OF KNOWLEDGE. For the purposes of this Agreement, "to the best of Evergreen's knowledge" or any similar formulation thereof means to the actual knowledge of Scott K. Ginsburg and Matthew Devine after due inquiry in the respective areas of their responsibility.

     7. COVENANTS OF THE PARTIES. The parties hereby covenant to each other as follows.

         7.1 FCC APPLICATION; DIVESTITURE COMMITMENT. (a) The parties acknowledge that affiliates of Evergreen have entered into agreements to acquire a number of radio stations serving the Philadelphia area that, when combined with the radio stations now licensed to affiliates of Evergreen and the Station, would cause Evergreen to be in violation of Section 73.3555 of the FCC's rules
(absent a waiver of those rules).   The parties further acknowledge that the
FCC's consent to the FCC Application (as defined below) may contain a condition requiring Evergreen to divest its interest in an FM radio station in the Philadelphia market (the "6th FM") prior to the Closing and that Evergreen's obligation to close shall be conditioned on the satisfaction of such a divestiture condition. In order to ensure that Evergreen can meet such a condition, prior to the filing of the FCC Application Evergreen shall agree to assign the 6th FM to a trustee (the "Trustee") pursuant to a trust agreement that satisfies the FCC's multiple ownership rules and policies, including the cross-interest policy, then in effect. In the event that Evergreen's acquisition of the Stations would not comply with the FCC's multiple ownership rules and policies, including the cross-interest policy, by the Closing Date, Evergreen shall assign, subject to receipt of the FCC's grant of the Trustee Application (as defined below), the 6th FM to the Trustee on the Closing Date in order to effectuate the Closing under this Agreement.

         (b) Within fifteen (15) business days after the date of this Agreement, the parties shall file an application with the FCC requesting consent to the assignment of the FCC Licenses to Evergreen (the "FCC Application") and Evergreen shall file an application with the FCC requesting the consent to the assignment of the FCC authorizations for the 6th FM to the Trustee (the "Trustee Application," and together with the FCC Application, the "Applications"). Beasley and Evergreen shall cooperate with each other in the preparation and filing of the FCC Application, and the parties shall prosecute the Applications in good faith and with due diligence. Should Beasley or Evergreen become aware of facts which could reasonably be expected to affect or delay in a material and adverse manner, the FCC's grant of its consent to the Applications, such party shall promptly notify the other party in writing and in accordance with the notice provisions set forth in SECTION 15. If the Closing shall not have occurred for any reason within the original effective period of the consent of the FCC to the FCC Application, and neither party shall have terminated this Agreement under SECTION 10, the parties shall jointly request extensions of the effective period of such FCC consent. Beasley and Evergreen shall each pay one-half of the FCC filing fees required to be submitted with the FCC Application. Evergreen shall pay all FCC filing fees required to be submitted with the Trustee Application.

         7.2  CONDUCT OF BUSINESS.   Prior to the Closing, Beasley shall
conduct the business and operations of the Stations in the ordinary course of business, consistent with current practice. Without limiting the generality of the foregoing, Beasley agrees that, except as required or contemplated by this Agreement or otherwise consented to or approved by the other party in writing, during the period commencing on the date of this Agreement and ending on the Closing Date, Beasley will:

         (a) maintain the records relating to the business of the Stations in the usual, regular and ordinary manner, comply in all material respects with all laws and contractual obligations applicable to such Stations or to the conduct of the business of such Stations and perform all material obligations relating to the business of such Stations;

         (b) operate the Stations in conformity with the FCC Licenses, any special temporary authority or program test authority, the Act and the rules and regulations of any other governmental entity with jurisdiction over such Stations, and take all actions necessary to maintain the FCC Licenses for such Stations;

         (c) refrain from changing the frequency or format of the Stations except to the extent required by the rules and regulations of the FCC;

         (d) refrain from making any material changes in studios or other structures of the Stations except as required under this Agreement;

         (e) refrain from making any material changes in the broadcast hours or in the percentage or types of programming broadcast by the Stations, or any other material changes in such Station's programming policies, except such changes as in the good faith judgment of such party are required by the public interest;

         (f) notify Evergreen promptly if any Station's normal broadcast transmissions are interrupted or impaired for a period of two (2) hours or more for a period of five (5) consecutive days or for seven (7) days within any thirty (30) day period (except for normal maintenance) or for a period of six (6) continuous hours or more;

         (g) not dispose of any of the Assets (other than for the disposition in the ordinary course of business, consistent with past practice, of immaterial assets or of assets that are of no further use to such Stations);

         (h) maintain all of the Assets in good condition (ordinary wear and tear excepted);

         (i) maintain inventories of spare parts and expendable supplies at levels consistent with past practices;

         (j) not create, assume or permit to exist any Lien upon the Assets, except for Permitted Liens;

         (k) not waive any material right relating to the Stations or any of the Assets;

         (l) maintain the existing insurance policies or comparable insurance policies on the Stations and the Assets;

         (m) consistent with past personnel practices, use its reasonable efforts to maintain the employment at the Stations and renew the existing employment contracts of the current employees of such Stations;

         (n) not modify or change in any material respect any contract listed or required be listed on Schedule 1.3;
                           ------------

         (o) not renew or enter into any contract required to be or that would be required to be listed on Schedule 1.3, other than (i) contracts involving payments of less than $25,000 in any one instance (but no more than $100,000 in the aggregate for all such contracts) and having a term of less than one year, (ii) contracts that are terminable at will without penalty to Evergreen on or after the Closing, or (iii) the pending contracts listed on Schedule 7.2;
                         ------------
         (p) not increase or agree to increase the compensation, bonuses or other benefits for any employee of the Stations by more than five percent, except (i) as provided in Schedule 7.2 or (ii) in the ordinary course of
                               ------------
     business consistent with past practices at such Stations or as may be required under the Assumed Contracts disclosed as of the date of this Agreement; and

         (q) timely make all required payments under any contract to be assumed pursuant to this Agreement and otherwise pay all liabilities and satisfy all obligations in accordance with past practice.

If Beasley requests consent to modify, change, renew or enter into a contract in accordance with the notice provisions of SECTION 15 hereof, Evergreen shall respond within 5 business days of receipt of such request or be deemed to have granted the requested consent.

         7.3  NO SOLICITATION OF THIRD PARTIES OR EMPLOYEES.

         (a) Between the date of this Agreement and the Closing, neither
Beasley nor any of its subsidiaries, directors, officers, employees, representatives or agents shall, directly or indirectly, solicit or initiate inquiries or proposals from, or enter into any agreement with respect to, or provide any confidential information to or participate in any discussions or negotiations with, any corporation, partnership, person or other entity or group concerning any sale to such party of all or substantially all of the assets of the Stations (whether directly or through a merger or sale of stock of Beasley). Beasley will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any of the foregoing.

         (b) For a period of one (1) year from the Closing Date, and except for the individuals listed on Schedule 7.3, neither Beasley nor any of its
                          ------------
subsidiaries, directors, officers, employees, representatives or agents, shall directly or indirectly solicit for hire or hire any person who was employee of the Stations between the date hereof and the Closing Date.

         7.4  ACCESS; CONFIDENTIALITY; PUBLICITY.

         (a) Prior to the Closing, Beasley shall give to Evergreen and its representatives full and reasonable access during normal business hours to all of Beasley's properties, books, contracts, drafts of Phase I environmental audits or assessments in Beasley's possession or under its control (any disclosure of which shall not alter Beasley's representation under SECTION 5.9), reports and records, including financial information and accountants' workpapers (to which Evergreen shall also have reasonable access after the Closing), relating to the Stations, in order that Evergreen may have full opportunity to make such investigation as it desires of the Stations, and Beasley shall furnish Evergreen with such information as Evergreen may reasonably request in connection therewith. The rights of Evergreen under this Section shall not be exercised in such a manner as to interfere unreasonably with the business of Beasley or the Stations. Evergreen will not communicate with any employee of Beasley without the prior approval of Beasley, which approval shall not be unreasonably withheld. Such communication will only concern the events or matters of which Beasley has approved and will occur only in the presence of one
(1) or more management employees of Beasley or one (1) or more of Beasley's delegates, unless Beasley approves in writing otherwise.

         (b) Evergreen shall keep, and cause its agents, attorneys, employees and representatives to keep, confidential all information obtained by it with respect to the Stations in accordance with the Confidentiality Agreement dated April 29, 1996, between Evergreen Media Corporation and Beasley Broadcast Group, which agreement is hereby incorporated by reference. The obligations of the parties under this SECTION 7.4(B) shall survive either the Closing or the termination of this Agreement.

         (c) Prior to the Closing, no news release or other public announcement pertaining to the transactions contemplated by this Agreement will be made by or on behalf of any party hereto without the prior written approval of the other parties (such consent not to be unreasonably withheld or delayed) unless otherwise required by law or any regulation or rule of any stock exchange binding upon such party. Where any announcement, communication or circular concerning the transactions contemplated by this Agreement is required by law or any regulation or rule of any stock exchange, it shall be made by the relevant party after consultation, where reasonably practicable, with the other parties and taking into account the reasonable requirements (as to timing, contents and manner of making or dispatch of the announcement, communication or circular) of the other party.

         7.5 INCONSISTENT ACTIONS. Prior to the Closing, neither Beasley nor Evergreen shall take any action which is materially inconsistent with its obligations under this Agreement, or that could hinder or delay the consummation of the transactions contemplated by this Agreement.

         7.6 COOPERATION. Each party shall cooperate fully with each other and their respective counsel and accountants in connection with any actions required to be taken as part of their obligations under this Agreement, and each party will use its best efforts to consummate the transactions contemplated hereby and to fulfill its obligations hereunder, including without limitation, the manner in which the Purchase Price is to be paid and the assets are transferred through a qualified intermediary under applicable Treasury Regulations.

         7.7 CONTROL OF THE STATIONS. Prior to Closing, Evergreen shall not directly or indirectly, control, supervise, or direct, or attempt to control, supervise or direct the operations of the Stations. Those operations, including complete control and supervision of all Station programs, employees, and policies, shall be the sole responsibility of Beasley.

         7.8 RISK OF LOSS. The risk of any loss, damage, impairment, confiscation, or condemnation of any of the Assets from any cause whatsoever shall be borne by Beasley at all times prior to the Closing. If any loss, damage, impairment, confiscation, or condemnation of or to any of the Assets occurs, Beasley shall repair or replace such assets (the "Damaged Assets") to their prior condition as represented in this Agreement as soon thereafter as possible; provided, however, that Beasley shall have no obligation to repair or replace any immaterial or obsolete asset no longer necessary or useful for the continued operation of a Station consistent with past practice. If Beasley is unable to repair or replace the Damaged Assets by the date on which the Closing would otherwise occur under this Agreement, then Evergreen may elect either (a) to consummate the transactions contemplated by this Agreement on such date, in which event Beasley shall reimburse all reasonable costs incurred by Evergreen in repairing or replacing the Damaged Assets after the Closing, or (b) to delay the Closing until a date within fifteen (15) days after Beasley gives written notice to Evergreen of the completion of the repair or replacement of the Damaged Assets, but in no event beyond the Upset Date (as defined in SECTION 10.1).

         7.9 THIRD PARTY CONSENTS. Between the date of this Agreement and the Closing, Beasley and Evergreen shall use their respective reasonable efforts to obtain the consent of any third party necessary for the assignment of any contract or agreement to be assigned hereunder. In the event a consent or waiver required with respect to the assignment of a contract has not been obtained before the Closing, Beasley shall use its reasonable best efforts to provide Evergreen with the benefits of any such contract, including without limitation, permitting Evergreen to enforce any rights of Beasley under such contract.

         7.10  TITLE INSURANCE AND SURVEYS.

         (a) Title Insurance on Fee Property.   Within sixty (60) days of the
             -------------------------------
date of this Agreement, Beasley shall obtain and deliver to Evergreen, at Evergreen's expense, with respect to the Real Property a commitment for an ALTA Owners's Policy of Title Insurance Form B-1987 (or equivalent) (the "Title Commitment"), issued by a title insurer reasonably satisfactory to Evergreen in an amount equal to the fair market value of the Real Property and any improvements thereon (as reasonably determined by Evergreen), insuring title to Real Property in the name of Evergreen as of the Closing.

         (b) Surveys.  With respect to each parcel of Real Property as to which
             -------
a Title Commitment is procured pursuant to this Agreement, Beasley shall also procure and deliver to Evergreen, at Beasley's expense, a current survey of the Real Property, prepared by a licensed surveyor, reasonably satisfactory to Evergreen, and conforming to current ALTA Minimum Detail Requirements for Land Title Surveys, disclosing the location of all improvements, easements, party walls, sidewalks, roadways, utility lines, and other matters customarily shown on such surveys, and showing access affirmatively to public streets and roads (the "Survey").

         (c) General Requirements as to Title Insurance Policies.  Each Title
             ---------------------------------------------------
Commitment obtained by Beasley pursuant to this Agreement shall (1) insure title to the Real Property described in the policy and all recorded easements benefiting the Real Property, (2) contain an "extended coverage endorsement' insuring over the general exceptions customarily contained in title policies,
(3) contain an endorsement insuring that the Real Property described in the policy is the same real estate shown in the Survey delivered with respect to such property, (4) contain a "contiguity" endorsement with respect to the Real Property consisting of more than one record parcel, and (5) not subject to any survey exception except as disclosed on the Survey.

         (d) Objectionable Exceptions.  Within 15 business days of receipt of
             ------------------------
the Title Commitment and Survey from Beasley, Evergreen shall give Beasley notice of any exceptions to title in the Title Commitment or matters revealed by the Survey that Evergreen finds objectionable (the "Objectionable Exceptions"). If Evergreen fails to give such notice in a timely manner, Evergreen shall be deemed to have accepted all title exceptions reported in the Title Commitment or matters revealed by the Survey other than the Objectionable Exceptions expressly set forth in the notice.

         (e) Removal of Objectionable Exceptions.  Beasley shall cure or remove
             -----------------------------------
any Objectionable Exception within 45 days from the date of Evergreen's notice; provided, however, that if Beasley reasonably determines that the cost of
- --------  -------
removing such Objectionable Exception would exceed $100,000 or that Beasley will be unable to cure or remove an Objectionable Exception within such 45-day period, then Beasley shall notify Evergreen within 15 days after such determination, whereupon Evergreen shall have the right, exercisable by written notice given to Beasley within 15 business days after receipt of Beasley's notice, to elect (i) to agree to accept the real property covered by such Title Commitment, subject to such of the Objectionable Exceptions, together with a payment of $100,000, or (ii) to terminate this Agreement. If Evergreen fails to elect option (i) or (ii) above, then Evergreen shall be deemed to have elected option (i).

         (f) Exclusions from Objectionable Exceptions.   Notwithstanding the
             ----------------------------------------
foregoing, none of the following shall constitute an Objectionable Exception:
(i) the preprinted or standard exceptions on the current ALTA owner's form; (ii) Permitted Liens; (iii) any matters disclosed in Schedule 5.8; and (iv) Liens
                                                ------------
that do not materially adversely affect the continued use of such real property as now used; provided, however, that any Lien securing a monetary obligation
             --------  -------
(other than such Lien arising under a contract assumed pursuant to SECTION 1.4) shall be deemed an Objectionable Exception whether or not Evergreen gives written notice of such, and shall be removed by Beasley at or before the Closing.

         (g) Phase I Environmental Audit.  Within sixty (60) days after the
             ---------------------------
date of this Agreement, Evergreen may cause a Phase I environmental audit of the Real Property (the "Environmental Audit") to be completed.

         (h) Environmental Remediation.   Evergreen shall provide Beasley with
             -------------------------
a copy of the Environmental Audit within fifteen (15) business days of its receipt by Evergreen and at the same time shall give Beasley notice of any matter disclosed by such environmental audit that requires remediation under the Environmental Laws. Beasley shall be required to complete such remediation within a period of forty-five (45) days from the date of Evergreen's notice; provided, however, that if Beasley reasonably determines the cost of such required remediation (including post-remediation monitoring and reporting) would exceed $100,000 or that Beasley will be unable to complete the remediation within such 45-day period, Beasley may give notice to Evergreen within fifteen
(15) business days after such determination. Within 15 business days after receipt of such notice from Beasley, Evergreen shall give Beasley notice of Evergreen's election of one of the following: (i) to accept the Real Property, subject to the matters disclosed in the Environmental Audit, together with a payment from Beasley of $100,000; (ii) to terminate this Agreement. If Evergreen fails to elect option (i) or (ii) above, then Evergreen shall be
deemed to have elected option (i).   Notwithstanding the foregoing, none
of the matters disclosed in Schedule 5.9 shall constitute matters that require
                            ------------
remediation under the Environmental Laws.

         (i) Nothing in this SECTION 7.10 shall be deemed to extend the Closing Date.

         7.11 EMPLOYEE MATTERS.

         (a) At the Closing, Evergreen shall offer employment to all of the employees of the Stations except for those employees listed on Schedule 7.11
                                                               -------------
(which shall be completed and delivered at least 30 days prior to the Closing). Employees who continue employment with Evergreen on or after the Closing Date are referred to herein as the "Transferred Employees". The initial terms and conditions of the employment of the Transferred Employees shall be at-will employment in at least the same positions, for at least the same direct cash compensation, as prior to the Closing; provided, however, that Evergreen shall
                                       --------  -------
comply with the terms of any Assumed Contract relating to any Transferred Employee that is expressly assumed or required to be assumed hereunder. Evergreen shall provide the Transferred Employees with employee benefit plans substantially comparable to those currently provided to Evergreen's other employees; provided, however, that Evergreen shall have no obligation to provide
           --------  -------
immediate medical coverage for pre-existing conditions, except as otherwise provided by law.

         (b) Evergreen will assume responsibility for any accrued but unused vacation of all Transferred Employees and shall allow such employee to use such accrued vacation; provided, however, that Evergreen may disallow such employee
                  --------  -------
from taking such accrued vacation in accordance with Evergreen's policies provided that, in such event, Evergreen shall pay in cash to each such employee an amount equal to such vacation time in accordance with the applicable vacation policy. As part of the proration process described in SECTION 4.3, Beasley shall make a payment to Evergreen equal to the value of the accrued but unused vacation entitlements of all Transferred Employees. Evergreen shall not assume any obligations under any sick leave or severance policy of Beasley, except for obligations set forth in the Assumed Contracts assumed or required to be assumed hereunder.

         (c) Beasley and Evergreen agree that, pursuant to the "Alternative Procedure" provided in Section 5 of the Revenue Procedure 87-77, 1984-2 C.B. 753, (i) Evergreen shall report on a predecessor/successor basis as set forth therein, (ii) Beasley shall be relieved from filing a Form W-2 with respect to any employee who becomes employed by Evergreen, and (iii) Evergreen shall undertake to file a W-2 for Beasley for the year that includes the Closing Date (including the portion of such year that such employee was employed by Beasley. Beasley agrees to provide Evergreen with all payroll and employment related information with respect to each employee who becomes employed by Evergreen pursuant to this Agreement.

         (d) Evergreen agrees to prepare for Beasley and, where permitted, to file on Beasley's behalf any federal, state or local employment-related tax reports or information reports (including Internal Revenue Service Forms W-2, W-3, 940, 941, 1042, 1042S, 1096 and 1099) that Beasley may be required to file following the Closing Date (but that were not due to be filed on or prior to the Closing Date) for each employee of Beasley who becomes employed by Evergreen pursuant to this Agreement with respect to any employment period on or before the Closing Date.

         (e) No provisions of this Agreement shall create any third party beneficiary rights of any employee or former employee (including any beneficiary or dependent thereof) of Beasley in respect of continued employment (or resumed employment) with Evergreen or with Beasley or in respect of any other matter.

         7.12 COMPLIANCE WITH HSR ACT. If the transactions contemplated by this Agreement are subject to the filing requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), or the approval by the U.S. Federal Trade Commission (the "FTC") and the Antitrust Division of the U.S. Department of Justice (the "DOJ"), Beasley and Evergreen will (a) each make such filings as are required under Title II of the HSR Act as soon as practicable but in no event later than fifteen (15) business days following the date hereof, (b) otherwise promptly comply with the applicable requirements under the HSR Act, including furnishing all information and filing all documents required thereunder, (c) furnish to each other copies of those portions of the documents filed which are not confidential, and (d) cooperate fully and use their best efforts to expedite compliance with the HSR Act. Beasley and Evergreen shall each pay one-half of any filing fees with respect to any HSR filings required under this Section.

         7.13.  AMENDMENTS TO SCHEDULES.   Prior to the Closing, Beasley shall
deliver amended and updated Schedules 1.3 and 5.11 to reflect changes in
                            -------------     ----
accordance with SECTION 7.2 during the period commencing on the date hereof and ending immediately prior to the Closing; provided, that the delivery of such amended Schedules shall not alter or affect in any way any party's rights or obligations hereunder.

     8. CONDITIONS TO EVERGREEN'S OBLIGATIONS. Unless waived by Evergreen in writing, all obligations of Evergreen under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions.

         8.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of Beasley contained in SECTION 5 of this Agreement shall be true at and as of the Closing Date, as if made at and as of such date; Beasley shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it at or prior to the Closing; and Evergreen shall have received from Beasley a certificate or certificates in such reasonable detail as Evergreen may reasonably request, signed by an officer of Beasley and dated the Closing Date, to the foregoing effect.

         8.2 FCC CONSENT. The FCC shall have given its consent to the FCC Application and to the transactions contemplated hereby, and such grant shall not have been reversed, stayed, enjoined, set aside, annulled or suspended, and there shall be no petition for stay, reconsideration or administrative or judicial appeal or sua sponte action of the FCC
                   --- ------
with comparable effect pending, and the time for filing any such petition or appeal (administrative or judicial) or for the taking of any such sua sponte
                                                                  --- ------
action of the FCC with respect to such grant shall have expired (a "Final
Order").

         8.3 HSR ACT. If legally required, all filings with the FTC and the DOJ pursuant to the HSR Act shall have been made and all applicable waiting periods with respect to such filings (including any extensions thereof) shall have expired or been terminated and no actions shall have been instituted which are pending on the Closing Date by the FTC or DOJ challenging or seeking to enjoin the consummation of this transaction.

         8.4 INJUNCTIONS. No order shall have been issued by any court or governmental agency of competent jurisdiction restraining or prohibiting any of the transactions contemplated by this Agreement; provided, however, that this
                                                 --------  -------
condition may not be invoked by Evergreen if such order was solicited, encouraged by, or instituted as a result of any act or omission of Evergreen.

         8.5  NO MATERIAL ADVERSE CHANGE.

         (a) Since the date hereof, there shall not have occurred (i) any failure of the Stations for any reason whatsoever to transmit using their licensed facilities at full power for a consecutive period of forty-eight (48) hours or more (unless any other station in the Philadelphia, Pennsylvania, Arbitron metro survey area is not broadcasting for the same reason); (ii) the filing of a petition in bankruptcy by or against Beasley; or (iii) the termination, expiration, revocation or imposition of a materially adverse condition on any of the FCC Licenses.

         (b) Between the date hereof and January 1, 1997, there shall have been no material adverse change in the business of the Stations taken as a whole.

         8.6 CONSENTS. The consents marked by an asterisk on Schedule 5.3 shall
                                                             ------------
have been obtained.

         8.7 RESOLUTIONS. Beasley shall have delivered to Evergreen resolutions adopted by the Board of Directors and, if required, the stockholders of Beasley, authorizing and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, certified by the Secretary of Beasley as being true and complete as of the Closing Date.

         8.8 CLOSING DOCUMENTS. Beasley shall have executed and delivered to Evergreen the documents required to be executed and delivered by it pursuant to
SECTION 4.

         8.9 OPINION OF COUNSEL TO BEASLEY. Beasley shall have delivered to Evergreen an opinion of its counsel, Leventhal, Senter & Lerman, dated the Closing Date, in the form attached as Exhibit III.
                                      -----------

     9. CONDITIONS TO BEASLEY'S OBLIGATIONS. Unless waived by Beasley in writing in its sole discretion, all obligations of Beasley under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions.

         9.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of Evergreen contained in SECTION 6 of this Agreement shall be true at and as of the Closing Date, as if made at and as of such date; Evergreen shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it at or prior to the Closing; and Beasley shall have received from Evergreen a certificate or certificates in such reasonable detail as Beasley may reasonably request, signed by an officer of Evergreen and dated the Closing Date, to the foregoing effect.

         9.2 FCC CONSENT. The FCC shall have given its consent to the FCC Application and the transactions contemplated hereby.

         9.3 HSR ACT. If legally required, all filings with the FTC and the DOJ pursuant to the HSR Act shall have been made and all applicable waiting periods with respect to such filings (including any extensions thereof) shall have expired or been terminated and no actions shall have been instituted which are pending on the Closing Date by the FTC or DOJ challenging or seeking to enjoin the consummation of this transaction.

         9.4 INJUNCTIONS. No order shall have been issued by any court or governmental agency of competent jurisdiction restraining or prohibiting any of the transactions contemplated by this Agreement; provided, however, that this
                                                 --------  -------
condition may not be invoked by Beasley if such order was solicited, encouraged by or instituted as a result of any act or omission of Beasley.

         9.5 RESOLUTIONS. Evergreen shall have delivered to Beasley resolutions adopted by the Board of Directors of Evergreen and, if required, the stockholder of Evergreen, authorizing and approving the execution and delivery of the transactions contemplated hereby, certified by the Secretary of Evergreen as being true and complete as of the Closing Date.

         9.6 CLOSING DOCUMENTS. Evergreen shall have executed and delivered to Beasley the documents required to be executed and delivered by it pursuant to
SECTION 4.

         9.7 OPINION OF COUNSEL TO EVERGREEN. Evergreen shall have delivered to Beasley an opinion of its counsel, Latham & Watkins, dated the Closing Date, substantially in the form attached as Exhibit IV.
                                      ----------

         9.8 PAYMENT. Evergreen shall have delivered or caused to have been delivered to Beasley or to the qualified intermediary the Purchase Price as provided in SECTION 2 by no later than 5 p.m. local Washington, D.C. time on the Closing Date.

     10. TERMINATION; OPPORTUNITY TO CURE.

         10.1 TERMINATION. This Agreement may be terminated by either Beasley or Evergreen, if the terminating party is not then in material default, upon written notice to the other party, upon the occurrence of any of the following:

         (a)   Conditions.  If on the Closing Date any of the conditions
               ----------
     precedent to the obligations of the terminating party set forth in this Agreement have not been satisfied or waived in writing by the terminating party.

         (b)   Judgments.  If there shall be in effect on the Closing Date any
               ---------
     final judgment, decree, or order that would prevent or make unlawful the Closing of this Agreement.

         (c) Upset Date. If the Closing shall not have occurred on or before July 1, 1997 (the "Upset Date").

         (d)   Breach.  If the other party is in material breach of this
               ------
     Agreement and the breach remains uncured after the expiration of any cure period under SECTION 10.2 hereof.

         (e)   Real Estate Matters. As provided in SECTION 7.10
               -------------------

         10.2  OPPORTUNITY TO CURE.   Neither party shall have the right to
terminate this Agreement as a result of the other party's default unless the terminating party shall have given the defaulting party written notice specifying in reasonable detail the nature of the default and shall have afforded the defaulting party thirty (30) business days to cure the default; provided, however, that such cure period shall not extend the Closing Date or
- --------  -------
the Upset Date.

     11. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; AND REMEDIES.

          11.1 SURVIVAL. Except as otherwise specifically set forth herein, all representations, warranties and covenants contained in this Agreement shall survive the Closing for a period of twelve (12) months. Any investigations by or on behalf of any party hereto shall not constitute waiver as to enforcement of any representation, warranty, or covenant contained in this Agreement. No notice or information delivered by either party shall affect the other party's right to rely on any representation or warranty made by the party providing such notice or information or relieve such party of any obligations under this Agreement as the result of a breach of any of its representations and warranties.

          11.2 INDEMNIFICATION BY BEASLEY. Notwithstanding the Closing, Beasley hereby agrees, subject to SECTION 11.4(E), to indemnify and hold Evergreen harmless against and with respect to, and shall reimburse Evergreen for:

          (a)  Breach.  Any and all losses, liabilities, or damages resulting
               ------
     from any untrue representation or breach of warranty or nonfulfillment of any covenant by Beasley contained herein or in any certificate, document, or instrument delivered to Evergreen hereunder to the extent such representation or warranty or covenant survives the Closing.

          (b)  Obligations. Any and all obligations of Beasley not assumed by
               -----------
     Evergreen pursuant to the terms of this Agreement.

          (c)  Ownership.  Any and all losses, liabilities, or damages resulting
               ---------
     from the operation or ownership of the Stations prior to the Closing Date, including any and all liabilities arising under the Licenses or the Assumed Contracts which relate to events occurring prior to the Closing Date.

          (d)  Legal Matters.  Any and all actions, suits, proceedings, claims,
               -------------
     demands, assessments, judgments, costs, and expenses, including reasonable legal fees and expenses, incident to any of the foregoing matters (a) through (c) or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

          11.3 INDEMNIFICATION BY EVERGREEN. Notwithstanding the Closing, subject to SECTION 11.4(e), Evergreen hereby agrees to indemnify and hold Beasley harmless against and with respect to, and shall reimburse Beasley for:

          (a)  Breach.  Any and all losses, liabilities, or damages resulting
               ------
     from any untrue representation or breach of warranty or nonfulfillment of any covenant by Evergreen contained herein or in any certificate, document, or instrument delivered to Beasley hereunder to the extent such representation or warranty or covenant survives the Closing.

          (b) Obligations. Any and all obligations of Beasley assumed by Evergreen pursuant to the terms of this Agreement.

          (c)  Ownership.  Any and all losses, liabilities, or damages resulting
               ---------
     from the operation or ownership of the Stations on and after the Closing Date, including any and all liabilities arising under the Licenses or the Assumed Contracts which relate to events occurring after the Closing Date.

          (d)  Legal Matters.  Any and all actions, suits, proceedings, claims,
               -------------
     demands, assessments, judgments, costs and expenses, including reasonable legal fees and expenses, incident to any of the foregoing matters (a) through (c) or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

          11.4 PROCEDURE FOR INDEMNIFICATION. The procedure for indemnification shall be as follows:

          (a)  Notice.  The party seeking indemnification (the "Claimant") shall
               ------
     promptly give notice to the indemnifying party (the "Indemnitor") of any claim, whether solely between the parties or brought by a third party, specifying (i) the factual basis for the claim, and (ii) the amount of the claim.

          (b)  Investigation.  With respect to claims between the parties,
               -------------
     following receipt of notice from the Claimant of a claim, the Indemnitor shall have thirty (30) business days to make any investigation of the claim that the Indemnitor deems necessary or desirable. For the purposes of this investigation, the Claimant agrees to make available to the Indemnitor and/or its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnitor cannot agree as to the validity and amount of the claim within said 30-day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate legal remedy.

          (c)  Control.  With respect to any claim by a third party as to which
               -------
     the Claimant is entitled to indemnification hereunder, the Indemnitor shall have the right at its own expense to participate in or assume control of the defense of the Claim, and the Claimant shall cooperate fully with the Indemnitor, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnitor. If the Indemnitor elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of the claim at its own expense. If the Indemnitor does not elect to assume control or otherwise participate in the defense of any third party claim, it shall be bound by the results obtained by the Claimant with respect to the claim.

          (d)  Immediate Action.  If a claim, whether between the parties or by
               ----------------
     a third party, requires immediate action, the parties will make every effort to reach a decision with respect thereto as expeditiously as possible.

          (e)  Limitations on Indemnification.
               ------------------------------

                    (i) Any indemnity payment hereunder shall be limited to the extent of the actual loss or damage suffered by the Claimant and shall be reduced by the amount of any recovery by the Claimant from any third party, including any insurer, and by the amount of any tax benefits received.

                    (ii) Neither party shall be entitled to indemnification
               hereunder for non-third party claims unless and until the amount for which indemnification is owing exceeds One Hundred Fifty Thousand Dollars ($150,000) in the aggregate for all such matters; provided, however, that if such amount exceeds One Hundred Fifty Thousand Dollars ($150,000), such party shall be liable to the other for the entirety of the amount and not just that portion in excess of One Hundred Fifty Thousand Dollars ($150,000).

                    (iii) No party shall be entitled to indemnification
               hereunder for any claim arising from the breach by the other party of its representations, warranties or covenants which is not asserted against the Indemnitor within twelve (12) months after the Closing Date.

                    (iv) The limitations in SECTION 11.4(E)(II) shall not apply to any claim for indemnification for any liability of the Claimant to any third party or to the adjustments and prorations to be made pursuant to SECTION 4.3.

          11.5 LIQUIDATED DAMAGES. If this Agreement is terminated by Beasley due to a breach by Evergreen of its representations, warranties, and covenants under this Agreement, then liquidated damages shall be paid to Beasley as provided in SECTION 3.2, it being agreed that such amount shall constitute full payment for any and all damages suffered by the terminating party by reason of Evergreen's failure to close this Agreement. Beasley and Evergreen agree in advance that actual damages resulting from a breach of their respective obligations hereunder would be difficult to ascertain and that the amount to be paid pursuant to SECTION 3.2 is a fair and equitable amount to reimburse Beasley for damages sustained from the termination of this Agreement for the reason stated in the first sentence of this SECTION 11.5.

          11.6 SPECIFIC PERFORMANCE. The parties recognize that if Beasley refuses to close as and when required under the provisions of this Agreement, monetary damages will not be adequate to compensate Evergreen for its injury. Evergreen shall therefore be entitled, in addition to a right to collect money damages, to obtain specific performance of the terms of this Agreement. If any action is brought by either Evergreen to enforce this Agreement, Beasley shall waive the defense that there is an adequate remedy at law. Evergreen shall have the right to obtain specific performance of the terms of this Agreement without being required to prove actual damages, post bond or furnish other security.

     12. EXPENSES. Except as otherwise expressly provided in this Agreement, each party shall bear its own legal, accounting and other expenses in connection with the negotiation, preparation and consummation of this Agreement and the transactions contemplated hereby.

     13. SALES TAXES. Beasley and Evergreen shall each pay one-half of any and all taxes that may be imposed by any taxing authority in the nature of sales, use or real estate transfer tax as a result of the transfer of the Assets from Beasley to Evergreen.

     14. BENEFIT OF AGREEMENT; ASSIGNMENT. The terms of this Agreement shall be enforceable and binding upon, and inure to the benefit of the parties hereto, their heirs, successors and assigns. No party shall assign its interest under this Agreement, by operation of law or otherwise, without the prior written consent of the other party, such consent not to be unreasonably withheld; provided, that Beasley may assign all or part of its rights hereunder to a qualified intermediary as provided in SECTION 1.5, and Evergreen may assign part or all of its rights to acquire the Assets hereunder to any direct or indirect wholly owned subsidiary or subsidiaries of Evergreen, but no such assignment shall relieve such party of it obligations hereunder.

     15. NOTICES. All notices, requests, demands and other communications which are required or may be given under this Agreement, shall be in writing and shall be deemed to have been duly given upon the hand delivery thereof during business hours, or upon the earlier of receipt or three (3) days after posting by registered mail or certified mail, return receipt requested, or on the next business day following delivery to a reliable or recognized air freight delivery service, in each case addressed as follows.

If to Beasley:    Beasley FM Acquisition Corp.
                         3033 Riviera Drive
                         Suite 200
                         Naples, FL 33940
                         Attention: George G. Beasley, Chairman

with a copy to:          Leventhal, Senter & Lerman
                         2000 K Street, N.W.
                         Suite 600
                         Washington, D.C. 20006
                         Attention: Meredith S. Senter, Jr., Esq.

If to Evergreen:         Evergreen Media Corporation of Los Angeles
                         c/o Evergreen Media Corporation
                         433 E. Las Colinas Boulevard, Suite 1130
                         Irving, Texas 75039
                         Attention:   Scott K. Ginsburg, President

with a copy to:          Latham & Watkins
                         1001 Pennsylvania Avenue, N.W.
                         Suite 1300
                         Washington, D.C. 20004
                         Attention: Eric L. Bernthal, Esq.

Any party may, with written notice to the other, change the place for which all further notices to such party shall be sent. All costs and expenses for the delivery of notices hereunder shall be borne and paid for by the delivering party.

     16. ENTIRE AGREEMENT. Except as herein expressly provided, this Agreement embodies the entire agreement and understanding between Evergreen and Beasley and supersede all prior agreements and understandings, whether oral or in writing, with respect to the purchase and sale of the Assets.

     17. EXHIBIT. All Exhibits, Schedules, collateral documents or instruments attached to this Agreement or to be provided at the Closing in the form of an exhibit attached to this Agreement, shall be deemed a part of this Agreement and incorporated herein, where applicable, as if fully set forth herein.

     18. AMENDMENT; WAIVER. This Agreement (including the Schedules and Exhibits hereto) may not be amended, supplemented or otherwise modified, nor may any party hereto be relieved of any of its liabilities or obligations hereunder, except by a written instrument duly executed by the parties hereto. Any such written instrument entered into in accordance with the provisions of the preceding sentence shall be valid and enforceable notwithstanding the lack of separate legal consideration therefor. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

     19. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without reference to the conflict of law principles thereof.

     20. SEVERABILITY. All agreements and covenants herein are severable. In the event that any provision of this Agreement should be held to be unenforceable, the validity and enforceability of the remaining provisions hereof shall not be affected thereby.

     21. ATTORNEY'S FEES. In the event of a dispute between the parties hereto arising out of or related to this Agreement or the interpretation or enforcement of this Agreement, the prevailing party shall be entitled to recover reasonable attorney's fees, costs and expenses from the other party.

     22. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which when taken together shall have the same effect as if the signature on each counterpart were upon the same instrument.


                 [Signatures immediately following this page.]

     IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first above written.

                                        BEASLEY FM ACQUISITION CORP.



                                        By:
                                           --------------------------------
                                            Name:
                                                 --------------------------
                                            Title:
                                                  -------------------------

                                        WDAS LICENSE LIMITED PARTNERSHIP

                                        By: Beasley FM Acquisition Corp.,
                                                   its general partner



                                            By:
                                               ----------------------------
                                            Name:
                                                 --------------------------
                                            Title:
                                                  -------------------------

                                        EVERGREEN MEDIA CORPORATION
                                            OF LOS ANGELES


                                        By:
                                           --------------------------------
                                            Name:
                                                 --------------------------
                                            Title:
                                                  -------------------------